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                    August 10, 2020

       Glen Leibowitz
       Chief Financial Officer
       Acreage Holdings, Inc.
       66 Madison Avenue, 11th Floor
       New York, New York 10017

                                                        Re: Acreage Holdings,
Inc.
                                                            Preliminary Merger
Proxy Statement on Schedule 14A
                                                            Filed July 21, 2020
                                                            File No. 000-56021

       Dear Mr. Leibowitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services